UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
WASHINGTON, D.C. 20549
________________________

FORM 8-K
________________________
CURRENT REPORT
Pursuant to Section 13 or 15(d) of the
Securities Exchange Act of 1934
Date of Report (Date of earliest event reported): April 18, 2021
____________
R1 RCM Inc.
(Exact Name of Registrant as Specified in Charter)
 ____________

Delaware	001-34746	02-0698101
(State or Other Jurisdiction of Incorporation)	(Commission File Number)	(IRS Employer Identification No.)

401 North Michigan Avenue	60611
Chicago
Illinois
(Address of Principal Executive Offices)	(Zip Code)
Registrant’s telephone number, including area code: (312) 324-7820
(Former Name or Former Address, if Changed Since Last Report)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions:
☐    Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)
☐    Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)
☐    Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))
☐    Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))
Securities registered pursuant to Section 12(b) of the Act:

Title of each class	Trading Symbol(s)	Name of each exchange on which registered
Common stock, par value $0.01 per share	RCM	NASDAQ
Indicate by check mark whether the registrant is an emerging growth company as defined in Rule 405 of the Securities Act of 1933 (17 CFR §230.405) or Rule 12b-2 of the Securities Exchange Act of 1934 (17 CFR §240.12b-2).
Emerging growth company ☐

If an emerging growth company, indicate by check mark if the registrant has elected not to use the extended transition period for complying with any new or revised financial accounting standards provided pursuant to Section 13(a) of the Exchange Act. ☐

Item 5.02 Departure of Directors or Certain Officers; Election of Directors; Appointment of Certain Officers; Compensatory Arrangements of Certain Officers.

(d) On April 18, 2021, the Board of Directors (the “Board”) of R1 RCM Inc. (the “Company”) elected David M. Dill as a director of the Company, to serve until the Company’s 2021 Annual Meeting of Stockholders and thereafter until his successor is duly elected and qualified, or until his earlier death, resignation or removal. Mr. Dill was elected upon the recommendation of the Nominating and Corporate Governance Committee of the Board.

Mr. Dill, age 52, has served as the President and Chief Executive Officer of LifePoint Health, Inc. (“LifePoint”) since November 2018. Mr. Dill joined LifePoint in 2007 as Executive Vice President and Chief Financial Officer before serving in his most recent role as President and Chief Operating Officer from 2009 to 2018. Before joining LifePoint, he was Executive Vice President of Fresenius Medical Care North America and Chief Executive Officer in the East Division of Fresenius Medical Care Services, a wholly owned subsidiary of Fresenius Medical Care AG & Co. KGaA. Mr. Dill is a former chairman of the board for the Federation of American Hospitals (“FAH”) and currently serves as a member of the FAH’s board and Executive Committee. He is also incoming chair of the board of directors for the Nashville Health Care Council and a member of the board of trustees for the Murray State University Foundation. The Company believes Mr. Dill’s proven leadership, extensive experience as a healthcare executive, including as a chief executive officer, and experience serving on corporate boards qualify him to serve on the Board.

In 2020, the Company recognized approximately $0.2 million in net services revenue from hospitals affiliated with LifePoint.

In connection with his appointment to the Board, the Board agreed that in lieu of paying director fees and granting an annual equity award to Mr. Dill, the Company will make an annual contribution to the LifeCare Disaster Recovery Fund in the amount of $50,000 and an annual contribution to The LifePoint Community Foundation in the amount of $140,000. The Company has entered into an indemnification agreement with Mr. Dill in the form that the Company has entered into with its other directors, which provides that the Company will indemnify Mr. Dill to the fullest extent permitted by law for claims arising in his capacity as a director of the Company, provided that he acted in good faith and in a manner that he reasonably believed to be in, or not opposed to, the Company’s best interests and, with respect to any criminal proceeding, had no reasonable cause to believe that his conduct was unlawful. In the event that the Company does not assume the defense of a claim against Mr. Dill, the Company will be required to advance his expenses in connection with his defense of that claim, provided that he undertakes to repay all amounts advanced if it is ultimately determined that he is not entitled to be indemnified by the Company.

A copy of the press release announcing Mr. Dill’s election to the Board is attached hereto as Exhibit 99.1.

Item 9.01 Financial Statements and Exhibits.

(d)	Exhibit Number	Description
	99.1	Press Release of R1 RCM Inc., dated April 19, 2021
	104	Cover Page Interactive Data File - the cover page iXBRL tags are embedded within the Inline XBRL document.

SIGNATURES
Pursuant to the requirements of the Securities Exchange Act of 1934, the Registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

R1 RCM INC.

Date: April 19, 2021

By: /s/ Rachel Wilson
Name: Rachel Wilson
Title: Chief Financial Officer